Highland Capital Management, LLC Policy and Procedure Manual
HIGHLAND CAPITAL MANAGEMENT, LLC
CODE of ETHICS

(As Amended and Restated April 1, 2015)

1.Purposes.

This Code of Ethics has been adopted by Highland Capital Management, LLC
(“HCM”) in accordance with Rule 204A-1 of the Investment Advisers Act (the "Advisers Act"). Rule 204A-1 of the Advisers Act requires an adviser to adopt a code of ethics setting forth a standard of conduct for its supervised persons including standards that apply to personal securities transactions. The Code of Ethics is intended to reflect the following general fiduciary principles governing personal investment activities by Supervised Persons:
(a) the duty at all times to place the interests of client accounts first; (b) the requirement that all personal securities trades be conducted in a manner consistent with the provisions of this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or abuse of a position of trust and responsibility; and (c) that Supervised Persons should not take advantage of their positions.
These general fiduciary principles are also reflected in the following policies and procedures of HCM: Conflicts of Interest and Confidentiality Policy; Use and Disclosure of Material Non-Public Information; Prohibited Payments and Receipts; and, Outside Affiliation and Indemnification Policy.

2.Definitions.

(a)“Accounts” means those investment advisory accounts for which the Adviser acts as investment adviser.

(b)“Access Person” means any owner, director, officer or Investment Personnel of the Adviser.

(c)“Adviser” means HCM.

(d)“Investment Personnel” means (i) any employee of the Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by an Account, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Adviser who obtains information concerning recommendations made to an Account with regard to the purchase or sale of a Security.

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(e)“Beneficial Ownership” is to be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person has or acquires. “Beneficial Ownership” generally will include accounts of a spouse, minor children and relatives resident in the Access Person's home, as well as accounts of another person if, by reason of any contract, understanding, relationship, agreement or other arrangement, the Access Person obtains there from benefits substantially equivalent to those of ownership. Access Persons should contact the Designated Officer regarding any questions they have concerning what constitutes Beneficial Ownership.

(f)“Designated Officer” means the person acting pursuant to delegated authority from the President who administers this Code of Ethics and who may be the Chief Compliance Officer of HCMC.

(g)“Control” shall have the same meaning as that set forth in Section 202(a)(12) of the Advisers Act.

(h)“Purchase or sale of a Security” includes, inter alia, the writing of an option to purchase or sell a Security.

(i)“Same Way Trades” means a transaction in which an Access Person purchases a Security on the same day after an Account purchases that Security or sells a Security after an Account sells that Security.

(j)“Security” shall have the meaning set forth in Section 202(a)(18) of the Advisers Act, except that it shall not include shares of registered open-end investment companies other than shares of an open-end investment company for which Adviser is the adviser or sub-adviser, securities issued by the U.S. Government, short term debt securities which are “government securities” within the meaning of Section 3(a)(2) of the Securities Act of 1933, bankers' acceptances, bank certificates of deposit, commercial paper, and repurchase agreements. Any questions as to whether a particular investment constitutes a “security” should be referred to the Designated Officer.

(k)“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933.

(l)"Supervised Person" means owners, directors, officers, and employees of the Adviser and any other person who provides advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

“Pre-Clearance Officer” means those employee(s) designated by management to pre-clear personal securities transactions. The Pre-Clearance Officer will generally be

Highland Capital Management, LLC Policy and Procedure Manual

both Traders, unless otherwise designated by management. In the event the Trader is not available to pre-clear the trade then the CCO may do so.

3.Prohibited Transactions.
(a)No Investment Personnel shall acquire Securities in an initial public offering where no public market for such Securities previously existed unless such person has obtained express approval of the Designated Officer to any such purchase. Further, no Investment Personnel shall acquire Securities in a Limited Offering unless such person shall have obtained the express prior approval of the Designated Officer to any such purchase. In determining whether to grant or deny such approval, the Designated Officer should take into account, among other factors, whether the investment opportunity should be reserved to the appropriate Account and whether the opportunity is being offered to an individual by virtue of such person's position with the Adviser.

(b)No Supervised Person shall execute a transaction in a Security being actively considered by the Adviser or any Investment Personnel of the Adviser for recommendation to an Account for purchase or sale; or execute a transaction on a day during which any Account has a pending “buy” or “sell” order in that same Security until that order is executed or withdrawn.

(c)No Access Person shall trade opposite of management’s current Buy/Sell recommendation. In certain circumstances the CCO may approve the personal securities transaction if one or more of the conditions are present:
i.No client is harmed as a result of the transaction;
ii.Not approving the sale would result in a significant financial detriment to the Access Person; and
iii.The Access Person is not unfairly advantaged as a result of the transaction.

(d)No Investment Personnel shall profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within thirty (30) calendar days. The foregoing prohibition applies only with respect to Securities which are held by Accounts. Any profits realized on such short-term trades shall be required to be disgorged. The Designated Officer may grant exceptions to this prohibition in whole or in part upon such conditions as the Designated Officer may impose, if the Designated Officer determines that no harm resulted to the Account and that to require disgorgement would be inequitable or result in undue hardship to the individual who entered into the transactions.
(e)No Supervised Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Account) any information regarding Securities transactions by Accounts or under consideration by Accounts or the Adviser of any such Securities transaction.

No Supervised Person shall recommend or otherwise attempt to cause any Securities transaction by an Account, or participate in any investment decision

Highland Capital Management, LLC Policy and Procedure Manual

concerning particular Securities, without having disclosed his or her interest, if any in such Securities or the issuer thereof, including without limitation (i) his or her direct or indirect Beneficial Ownership of any Securities of such issuer, (ii) any contemplated transaction by such Supervised Person in such Securities, (iii) any position with such issuer or its affiliates, or (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such Supervised Person or any party in which such Supervised Person has a significant interest, on the other; provided, however, that, in the event the interest of such Supervised Person in such Securities or issuer is not material to his or her personal net worth and any contemplated transaction by such Supervised Person in such Securities cannot reasonably be expected to have a material adverse effect on such transaction by an Account or on the market for the Securities generally, such Supervised Person shall not be required to disclose his or her interest in the Securities or issuer thereof in connection with any such recommendation or participation.

(f)No Supervised Person shall receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of an Account. For purposes of this Code de minimis shall be construed consistently with the
Adviser’s Prohibited Receipts and Payments Policy.

(g)No Supervised Person shall serve on the board of directors of publicly traded companies, absent prior authorization from the Designated Officer based upon a determination that the board service would be consistent with the interests of the Accounts. In the event board service is authorized, Supervised Person serving as directors shall be isolated from those making investment decisions through
“Chinese Wall” or other appropriate procedures.

(h)Any exceptions granted by the Designated Officer shall be reported by such officer to the President immediately together with an explanation of the exception granted and the reasons therefore.

4.Preclearance of Securities Transactions.

No Access Person shall purchase or sell directly or indirectly any Security or derivation thereof in which he or she has or by reason of such transaction acquires, any direct or indirect Beneficial Ownership. This prohibition shall not apply to:

(a)purchases or sales affected in any account over which the Access Person has no direct or indirect influence or Control;

(b)purchases or sales which are nonviolational on the part of the Access Person or an Account;

(c)purchases which are part of an automatic reinvestment plan, including a dividend reinvestment plan;

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(d)purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired;

(e)purchases or sales which receive the prior approval of the Designated Officer because they are only remotely potentially harmful to an Account because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the Securities to be purchased, held or sold by an Account.

(f)purchases or sales inside Argent Financial Group’s 401K Plan. The investment options are limited to a pre-defined group of securities. Even though some of Highland’s clients hold some of these same securities, the materiality of these transactions would be very unlikely to affect the institutional market. Also, employee has no control over the timing of the trade. The trades are executed by outside party.

5.Reporting.

(a)Every Access Person shall report to the Designated Officer the information described in Section 5(b) of this Code and as reflected on Exhibit A hereto with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security including, but not limited to, transactions regarding which clearance has been obtained pursuant to Section 4 above (“Transaction Report”); provided, however, that an Access Person shall not be required to make a Transaction Report with respect to transactions effected for any account over which such Access Person does not have direct or indirect influence or Control.

(b)Every Transaction Report shall be made not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was affected, and shall contain the following information: (i) the date of the transaction, the title and the number of shares, interest rate and maturity (if applicable) and the principal amount of each Security involved; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through whom the transaction was effected and (v) the date the report is submitted.

(c)All Access Persons shall disclose to the Designated Officer, in writing, all personal Securities holdings within ten (10) days after commencement of employment as an Access Person (“Initial Holdings Report”). Each Access Person shall also report all Securities holdings on an annual basis no later than February 14 of each year. The Initial Holdings Report and the Annual Holdings Report shall be current as of a date no later than 45 days prior to the date such report is submitted. Such reports shall be in the form attached hereto as Exhibit B.

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(d)An Access Person may satisfy his or her requirements hereunder for Transaction Reports by having his or her brokerage firm send contemporaneous duplicate copies of all statements and confirmations to the Designated Officer.

(e)Any report required by this Section 5 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

(f)All Access Persons under a duty to file the reports described in this Section 5 shall be informed of such duty by the Designated Officer. Once informed of his or her duty to file the reports described in this Section 5, the Access Person shall file all required reports in a timely manner, until notified otherwise. Information supplied on the reports is available for inspection by the Securities and Exchange Commission at any time during the five (5) year period following the end of the fiscal year in which each report is made.

(g)Investment Personnel who have been authorized to acquire Securities in a Limited Offering are required to disclose that investment when they play a part in an
Account’s subsequent consideration of an investment in the issuer. In such circumstances, the Account’s decision to purchase Securities of the issuer should be subject to an independent review by Investment Personnel with no personal interest in the issuer.

(h)All Supervised Persons are required to report any violations of this Code of Ethics to the Designated Compliance Officer.

6.Review of Reports.
The Designated Officer shall compare the Transaction Reports, Initial Holdings Reports and Annual Holdings Reports with completed transactions of the Accounts and with any transactions contemplated to be effected for the Accounts by the Adviser to determine whether a violation of this Code may have occurred. Before making any determination that a violation has or may have been committed by any person, the Designated Officer shall give such person an opportunity to supply additional explanatory material. If the Designated Officer determines that a violation of this Code has or may have occurred, he shall submit a written determination, together with any appropriate supporting documentation and any additional explanatory material provided by the individual, to the President of HCM.

No person shall participate in a determination of whether he or she has committed a violation of the Code or in a determination of the sanction to be imposed on him or her as a result of such violation.

By no later than thirty (30) days after the end of each calendar quarter, the Designated Officer shall provide a report to the President informing him of any violations of this Code of Ethics that have or may have been committed. If the Designated Officer is not the Chief

Highland Capital Management, LLC Policy and Procedure Manual

Compliance Officer (CCO) of HCM, no later than thirty days after the end of each calendar quarter, the Designated Officer shall provide a report to the CCO informing the CCO of any violations of this Code of Ethics that have or may have been committed.

7.Sanctions.

Upon discovering a violation of this Code, the Adviser may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of the employment of the violator.

8.Annual Code of Ethics Review.

(a)All Supervised Persons shall certify in writing to the Designated Officer annually that they have read and understand this Code of Ethics and recognize that they are subject thereto. Further, Access Persons shall certify in writing to the Designated Officer annually that they have complied with the requirements of this Code of Ethics and that they have disclosed or reported all transactions required to be disclosed or reported pursuant to this Code of Ethics.

(b)The Designated Officer shall prepare an annual report to the President and the CCO (if applicable) that (i) summarizes existing procedures concerning personal investing and any changes in procedures during the past year (ii) identifies violations requiring significant remedial action during the past year; (iii) identifies any recommended changes in existing restrictions or procedures based upon Advisor experience under this Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and (iv) certifies that the Adviser had adopted procedures reasonably necessary to prevent violations of the Code of Ethics by its Access Persons.

Highland Capital Management, LLC Policy and Procedure Manual
EXHIBIT A

Pre-Clearance Form

Memo to:    Trader
From:
Date:
Subject:    Personal Security Transactions

Transaction Type: Buy or Sale	Transaction Type: Buy or Sale
Trade Date:	Trade Date:
Issue:	Issue:
Price: Quantity:	Price: Quantity:
Broker:	Broker:
Transaction Type: Buy or Sale	Transaction Type: Buy or Sale
Trade Date:	Trade Date:
Issue:	Issue:
Price: Quantity:	Price: Quantity:
Broker:	Broker:
Transaction Type: Buy or Sale	Transaction Type: Buy or Sale
Trade Date:	Trade Date:
Issue:	Issue:
Price: Quantity:	Price: Quantity:
Broker:	Broker:

_____________________________________Signature    ____________________________ Approval